CHURCHILL DOWNS
Moderator: Mike Ogburn
03-17-05/8:00 a.m. CT
Confirmation # 5620447

CHURCHILL DOWNS

Moderator: Mike Ogburn
March 17, 2005
8:00 a.m. CT

Operator:	Good day, everyone, and welcome to the Churchill Downs Incorporated conference call. Today's call is being recorded. At this time for opening remarks and introductions, I'd like to turn the call over to Mike Ogburn. Please go ahead, sir.

Mike Ogburn:	Good morning and welcome to this Churchill Downs Incorporated conference call to review the Company's results for the fourth quarter and year-end 2004.
The results were released yesterday afternoon in a press release that has been covered by the financial media. A copy of this release announcing earnings and any other financial and statistical information about the period to be presented in this conference call, including any information required by Regulation G, is available at the section of the company's Web site entitled "Investor Relations" located at ChurchillDownsIncorporated.com. Let me also note a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Actual performance of the company may differ materially from that projected in such statements.

Investors should refer to statements included in reports filed by the Company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call. The information being provided today is of this date only, and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

I'll now turn the call to Tom Meeker, president and chief executive officer.
Tom Meeker:	Good morning and thanks for joining us this morning to discuss the year-end results of operation of the Company. As reflected in the press release issued yesterday and the warning we gave to the market several days ago, there are a number of topics that deserve discussion this morning. I propose to cover a number of these topics.

I'll review the 2004 accomplishments, including some comments about our financial results. Mike Miller will give you a more detailed report on these results following my comments. I'll also give you some general comments about the slot initiatives in California and South Florida and give you my thoughts on where we're going to go from here. Finally, I want to make a few general comments about Hollywood Park, and following my comments, Mike will go over the detailed financial results.

On balance, 2004 was a very good year for Churchill Downs. In terms of our core operations, we performed better than I actually expected. As indicated at the beginning of the year, this was the year where we intended to shift our focus from day-to-day operational issues to strategic issues that in the end will strengthen our long-term growth potential.

Toward that end, we accomplished much in 2004. The CRM effort reached full maturity at the end of 2004 and we are now ready for full deployment in 2005. The technology components related to the accumulation of necessary customer intelligence are fully developed. Call centers are in place, extensive training has been undertaken, and new customer interface technologies are being deployed at Churchill Downs racetrack.

I remind you that CRM is not a pure technology play. Technology is a critical component of the overall program since it allows us to identify customer demand, measure customer satisfaction, and most important, better communicate with our customers. However, CRM is more than a technology play. Fundamentally, CRM is a process that involves changing the way we interrelate with our customers. In short, it involves a commitment to change - a dynamic process where we change our products, services and behaviors in response to customer expectations and demands.

In recognition of the fact that change is a critical component of the process, we have been involved in a company-wide Business Change Management program over the last several months. This program is designed to train every member of the team in the art of embracing and executing on change. What we have learned over the last several months will be put into play over the coming weeks as we open our race meets across the country.

2004 also saw us successfully complete the acquisition of the Fair Grounds, and as reflected in the record-setting Louisiana Derby Weekend, the Fair Grounds is a very good addition to our racetrack portfolio not only from the standpoint of providing us a first-quarter racing product, but just as important, allowing us to own and develop a new racino operation. Within the coming weeks, we will commence the process of obtaining the necessary conditional use permit that will allow us to commence construction of the new Fair Grounds casino, and we anticipate opening slot operations in 2006.

The Master Plan development of Churchill Downs racetrack continued in 2004, and despite the construction, we held a very successful Kentucky Derby and Kentucky Derby Week, including the Kentucky Oaks. For the past two years, the Churchill Downs racetrack team has conducted race meets in the midst of major construction. The team has performed well above expectations, and the results demonstrate that. The new facility will be completed before this year's Derby, and from all reports and from our observations, it is going to be well received by our customers.

Just as important - and as a critical component of the financing for the Master Plan development - we successfully sold the 63 suites in the grandstand suite facility, as well as the 16 new Finish Line suites in the new clubhouse facility. In addition, we sold $20 million of PSLs, and that was completed in 2004. This is based against an initial estimate of some $15 million in sales, so we outsold our estimate in that area. None of these revenues - that is, the PSL revenues and the Finish Line suite revenues - were recognized in 2004 and the PSL revenues will be amortized over the lease arrangements and/or the life of the PSL.

We increased our risk tolerance in 2004, as evidenced by the expenditures we made in Florida, California and Louisiana, and we are becoming much more aggressive in pursuit of what we deem to be key strategic initiatives. Finally, in 2004 we identified critical skill weaknesses in our management organization, and we successfully recruited and hired qualified executives and managers in the areas of CRM, information technology, marketing, and human resources. And in the end, we have a much stronger team.

Despite the CRM expenditures, despite unanticipated legislative expenditures, despite other developmental cost, and despite the problems associated with the construction at Churchill Downs Race Track - revenues increased year-over-year by 4.3 percent, and in fact, with the exception of Hoosier Park, all of the operating units produced positive top-line growth. And just as important, the company generated over $51 million in EBITDA during 2004.

Now let me make a few comments about the referendums we, and the coalition of partners, ran in California and Florida. With the proliferation of tribal casinos and the overall business environment in California, CDI, Magna, and other partners pursued a statewide referendum in California. This was and will continue to be an important initiative for California racing.

Obviously, it failed. It failed for two reasons. First, the tribal casinos, with their access to tax-free money, outspent our effort; and second, the Governor actively opposed our effort. And when these two things became evident to the coalition members, we ceased spending and withdrew from the campaign. We will continue to explore alternatives that will provide racing a level, competitive playing field in California and, just as important, we will continue to pursue efforts that will ultimately grow tax revenues for the State of California.

The import of alternative gaming is equally important to the State of Florida and to Florida racing. Last year, CDI joined a group of pari-mutuel operators in pursuit of a statewide referendum that provided for a local election in Broward and Miami-Dade Counties. Late in that process, Magna joined the coalition and together with the other members of the coalition, we successfully passed the statewide referendum.

On March 8, local elections were held in Broward and Miami-Dade Counties. The referendum passed in Broward and failed in Miami-Dade. Clearly, I'm disappointed about the failure in Miami-Dade, and indeed, all members of the coalition are disappointed in the failure of the referendum in Miami-Dade.

The coalition commenced the local campaigns in Broward and Dade Counties early in the year. All parties collectively funded the referendums in both counties. Early on, the coalition leaders recognized the demographic differences between the two counties and, most important, recognized that the Broward referendum was to be a much easier task than the Miami-Dade referendum. Accordingly, over 60 percent of the aggregate money raised by the coalition members was expended, and energy was expended, in Miami-Dade.

The contrast in the counties is striking. Broward is one of the last Democratic strongholds in Florida, and its voters strongly supported our effort as a means to create jobs and generate funds for education. In contrast, Miami-Dade is strongly Republican, particularly in south Miami-Dade, where there is a large Cuban-American community. In the end, it was the south Miami-Dade turnout that hurt the effort.

This turnout was directly traced to the opposition led by Governor Bush and other members of the Cuban-American community. In north Miami-Dade, particularly in the areas proximate to Calder and Gulfstream, such as Aventura and Miami Gardens, the referendum passed by significant margins. Increased jobs and more education dollars seemed to resonate in these communities.

So where do we go from here? First, the Florida legislature must pass enabling legislation. There are a number of critical issues that must be addressed in the legislation, including the hours and days of operation, the gaming tax rate, and the types of machines that will be deployed. The coalition remains in place and is working to pass favorable legislation. CDI is working with the coalition towards that end, and we're doing that for two reasons. First, it is important to Florida racing that we establish racino operations in the South Florida market. And secondly, CDI believes that we will be able to pass, together with the coalition members, a referendum in 2007.

Similarly, the entire coalition of racetrack and pari-mutuel operators remains focused on 2007, where it will seek passage of a referendum in Miami-Dade. By that time, we'll be in a much better position to address many of the questions advanced by the opposition, in particular, how gaming taxes will be allocated as a result of the legislation, and most important, how much of the money will go to education.

Am I disappointed? Yes. Does the failure to pass the referendum in Miami-Dade make it more difficult in Tallahassee? Yes. Have we given up on Florida? Absolutely not. We missed by a small margin of about 5,000 votes, and we will be able to correct that in 2007.

In recent days, rumors abound concerning Hollywood Park. Ordinarily, we do not respond to rumors, but given the concerns raised by horsemen, patrons, and our overriding concerns for our employees, let me make a few general comments about our plans for Hollywood Park. As with all of our assets, we continually evaluate each asset in light of two overriding objectives - increasing shareholder value and improving the sport of racing.

In the case of Hollywood Park, we are in the process of undertaking such an evaluation in light of these stated objectives. We anticipate that the deliberative process will be completed in a few months, and at that time, we will be in a much better position to comment on any specific plans we may have or may develop with respect to Hollywood Park.

During 2005, you'll see Churchill Downs and others taking a very aggressive lead in reshaping the industry's tote system. As reflected in our Section 404 Review contained in our 10-K, the industry must address the issue of the tote. Magna, Woodbine, the New Jersey tracks, NYRA and CDI are working to develop a plan that in the end will transform our central tote system. Increased security, increased efficiency and improved customer interfaces will be the hallmarks of the new system. CDI has been pushing this effort for over 10 years, and I'm pleased to report that we can see some light at the end of the tunnel. Churchill Downs Incorporated will continue to take a lead in this area, and we are determined to make something transformational occur in 2005.

2005 will also be a year in which we will continue to pursue slot legislation in each jurisdiction in which we do business. We continue to believe that alternative gaming provides the racing industry the opportunity to improve and better utilize its racing facilities, strengthen its purse programs, and introduce new customers to our products.

Finally, we will continue to pursue development opportunities in the racing and larger gaming industry. In that regard, we will continue to monitor the situation in New York to ensure that New York racing continues to be a critical component of the overall U.S. racing industry. Our support for Friends of New York will continue, as Tim Smith and his team attempts to rationalize various issues relating to the relationship between the State of New York and the prospective franchisee, New York City OTB, and the racino operation that was approved under New York law.

In conclusion, 2005 provides Churchill Downs Incorporated a number of challenges that, if met, will change our industry. More important, 2005 will provide CDI with a number of opportunities for long-term growth. We are prepared to meet the challenges and will aggressively pursue the opportunities for growth as they come available.

I'll now turn the call over to Mike Miller, who will fill you in on all the details. Thanks.
Mike Miller:	Thank you, Tom, and good morning, everyone. We do have a lot to cover this morning, so my goal will be to hit the highlights at an appropriate level, and then Tom and I will respond to your questions on any areas that may require more explanation.

Turning first to the consolidated balance sheet, I'll speak to the more significant fluctuations from December '03 to December '04. The overall growth in assets of approximately $139 million is primarily attributable to our acquisition of the Fair Grounds in October as well as our capital expenditures for the year, with the bulk of these expenditures being related to the Churchill Downs Master Plan.

In 2004, our total cap ex was approximately $77 million, including nearly $58 million for the Master Plan. In 2005, we expect these amounts to be $49 million and $24 million respectively. In addition, our accounts receivable also increased by approximately $7 million, which is the result of our successful PSL program at Churchill, which Tom referred to. As he stated, we've sold approximately $20 million in personal seat licenses, well above our initial estimates of $15 million.

Moving now to the liability and equity section, once again, significant reason for the growth in our total liabilities of $152 million can be attributed to our capital expenditures in the Fair Grounds acquisition. In addition, included in those payable at year-end is a $12.5 million convertible note issued in conjunction with the redemption of approximately 450,000 shares of the Company's stock in October which was a transaction entered into with a shareholder in conjunction with the suitability process for obtaining a gaming license in Louisiana. We entered into this transaction due to the necessity of reducing this shareholder's interest below the five percent control threshold mandated by Louisiana statute.

We explored many options with both the shareholder as well as the regulators, and this was deemed to be the best alternative to accomplish the necessary objective. Given the illiquidity of our stock, we believed then and continue to believe that an attempt to dispose of this number of shares on the open market would only have served to depress the share value for all shareholders. And furthermore, we chose a note rather than a cash redemption in order to not limit access to our debt capital.

Our actual funded debt, a term I will use to refer to our conventional debt facilities, increased by only $103 million, in spite of growing our asset base by $139 million.
The increase in total deferred revenues of nearly $27 million is primarily the result of the sale of the PSL program as well as the leasing of the new Finish Line suites at Churchill Downs. As Tom referenced, no revenues were recorded in 2004 either for the new suites or the PSLs, as they begin in 2005. We did record revenues for the sale of the Jockey Club suites in 2004.

That concludes my remarks on the balance sheet, so next, I'll move to the consolidated earnings statements as well as the segment information. Our total revenues increased by $19 million, or slightly over four percent from 2003 - $11.6 million of this increase is due to the acquisition of the Fair Grounds, that acquisition being completed prior to commencement of its race meet on Thanksgiving Day. All of our operating units experienced revenue growth except Hoosier Park, and the decline of that unit is primarily due to the reduction in riverboat subsidies of approximately $850,000 from '03 to '04.

We were able to maintain gross profit margins at our operating units of approximately 17 percent in spite of the fact the operations at the Fair Grounds produced gross profit of only three percent for the short time that it was with our family in 2004. You should know that this was fully anticipated and is not indicative of our view of operations going forward. In recent history, this asset actually produced negative EBITDA, so we were fully aware at the time of acquisition that a turnaround was necessary. We are very pleased with our operations to date, as well as the reception that we have received in Louisiana over the past several months. In 2005, we actually expect to produce a pre-tax profit in spite of now anticipating no slot operations until 2006.

The increase in our SG&A expenses of $8.7 million is primarily the result of the $5.9 we expended in Florida and California on the referendums as well as approximately $800,000 in operating costs for our CRM initiative. It is too soon to tell what the level of legislative costs may be in the future, but I will reiterate that we will continue to pursue alternative gaming vigorously and will not hesitate to make outlays as necessary.

With respect to CRM, we expect this to become a profit center in '05 as these systems come online, as Tom mentioned. The asset impairment loss of $6.2 million at Ellis Park follows a similar charge of $4.5 million in 2002. We are now confident that the current carrying value is fully supported by anticipated future cash flows from that unit, and you should also know that there is no longer any goodwill recorded on the books related to this operation.

Moving on down the page, the unrealized loss on derivative instruments relates to the non-cash mark-to-market loss on the convertible promissory note previously discussed, necessitated by the terms of this note not complying with the requirements for conventional accounting treatment. Subject to year-end, the terms were modified such that after the first quarter of 2005, there will no longer be a requirement for mark-to-market accounting and the cumulative loss recorded at that time which we currently estimate will be slightly in excess of $4 million, will be amortized into income over the remaining life of the note or approximately nine-and-a-half years.

Included in the miscellaneous category in the P&L is a $1.6 million gain realized from the sale of 19 of our 24 percent interest in Kentucky Downs, an asset that has lost money since its inception. We continue to retain a five percent direct interest as well as an additional economic interest in this asset, should alternative gaming be allowed at Kentucky Downs in the next two years.

Our effective tax rate of 61 percent is occasioned by the non-deductibility of various expenses, including the legislative costs, the unrealized derivatives loss, and a significant portion of the asset impairment. At this point, it is difficult to accurately predict our effective tax rate for the future given the uncertainty of the level of legislative spending, but we should see a reduction back toward our historical rate of approximately 40 to 41 percent.

Interest expense was up slightly from 2003, which stems from the increase in pricing related to our leverage levels, which increased to accommodate the purchase of the Fair Grounds as well as the continued Master Plan spending. Our weighted average cost of borrowing at 12/31/04 on our revolving credit facility and our senior notes was four-and-a-half percent.

Looking at our full-year results, comparing 2004 to 2003 is somewhat problematic as a result of the unusual items which we had in 2004. As stated in the release, we estimate that the aggregate impact of these unusual items is 98 cents. And in way of reminder, we began the year providing earnings guidance of $1.70. I'll let you do the math, but we feel that given the accomplishments that Tom referenced, it is important to look beyond reported EPS in judging our performance for 2004 and in assessing what lies ahead.

As further evidence of the strength of our financial performance, we produced in excess of $51 million of EBITDA for the year after absorbing a total of almost $15 million in what we are referring to as unusual items. And I would also refer you to the segment information that's included in the release for reconciliation of EBITDA to net income.

That concludes my remarks on the 2004 financials. Next, I would like to address the two material weaknesses in internal controls, which we reported. In no way do I diminish the importance of this or the degree of seriousness that we are attaching to it, but I do feel it is important to put them in context.

First, as to the error in properly recording the liability for the supplemental benefit plan, this account itself is somewhat unique to Churchill. We have very few accounts where such elements as actuarial data and assumed interest rates play a role in the calculation of a balance. This liability has existed with the Company for many years, and we erroneously made the assumption that if the calculation had been consistently applied, which it had, and that if it was properly accounted for in the previous year, it must still be proper for the current year.

Our failure was in making such an assumption, and you can rest assured that we now challenge the basis for all of our accounting assumptions currently. Fortunately, the restatement from this error had no impact on the P&Ls for 2002, 2003, or 2004, and the liability is now such that normal accruals from this point forward will keep it in synch. With our change in our internal procedures, we have eliminated this reported weakness.

The second weakness related to our failure to obtain the proper assurances in the form of a Level 2 SAS 70 Report from the three tote companies with which we do business. We have historically applied mitigating internal controls, and I have every confidence that our pari-mutuel revenues are properly stated for all periods presented. That having been said, however, since tote information is the source data for the recording of the bulk of our revenues, not having this level of assurance is deemed to be a material weakness.

All the tote companies have committed to providing the requisite assurances for 2005, which should eliminate this weakness. And I would also remind you at this point, as Tom referenced, that CDI is the leader of a group of industry participants that is seeking a new tote solution for the industry, having recognized in the past that significant improvements are necessary both for security as well as for operational efficiency.

The final area to be addressed this morning relates to our suspension of providing earnings guidance. As you have just heard, we have just spent several minutes going over the various reasons that we revised guidance during 2004 and then still missed even that revised guidance at year-end. We are operating under a strategic plan that calls for an aggressive approach to development activities, legislative and other strategic initiatives. We are committed to taking a long-term view in returning the maximum value to our shareholders.

Such an approach necessitates decision-making that is somewhat reactive to opportunities as they are presented, both the timing and impact of which is not readily determinable. Giving guidance under such a fluid scenario is not only impractical but also potentially misleading as well as probably not being the best use of management's time. We will continue to provide you with our racing calendar, changes in the statutory and regulatory front, development activities as they become tangible, and other significant changes in business trends. We will also provide you with estimated levels of capital spending for our ongoing operations. Beyond that, no guidance will be provided.

That concludes my remarks, and I will now turn it back to the operator for your questions.
Operator:	Thank you, sir. The question-and-answer session will be held electronically today. If you'd like to ask a question, please do so by pressing the "star" key, followed by the digit "one" on your touch-tone telephone. If you are joining us today using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is "star," "one" on your touch-tone telephone if you do have any questions. We'll pause for just one moment to allow everyone to signal for questions.

From Davenport & Co., we'll hear from George Smith.
George Smith:	Good morning. I had a quick question pertaining to Florida. With Broward and your peers there potentially having slot machines in the not too distant future, would you have to in any way tweak your operating strategy at Calder as to compete more effectively against that?

Tom Meeker:	Well, the short answer is, "yes." There is a cooperative spirit down there among the pari-mutuel operators that exists today as a result of our mutual efforts to pass these referendums, and I'm very hopeful that a number of things will be worked out in the short term and then ultimately in the long term. But it is a new dynamic down there, as you've identified, that needs to be addressed. And my hope is we'll be able to resolve that fairly quickly.

George Smith:	It sounds like you're speaking more towards arrangements with peers that could offset the impact as, I guess, compared to things you could do from a property-specific standpoint, whether cost-containment efforts or adjustments to the racing schedule. Or is it a combination thereof?

Tom Meeker:	Well, I think we'll look at everything. But you start off at the top line, and what we're going to try to do is in light of the current circumstances, there are a number of things we have to do - seek favorable legislation, ensure that the South Florida market is adequately served by racing venues that are synergistic, and clearly the operations at Calder help Gulfstream and vice versa in terms of horse population and a number of other factors.

So I can't talk in any specifics, but I'm very confident that over the next two years, we will be able to rationalize the South Florida market among the pari-mutuel operators and accomplish something to our mutual benefit.

George Smith:	OK. And next, New York - do you have any - I know you have an interest in seeing New York prosper, but do you have an interest in being an owner or operator of facilities up there? I know one of your peers has been pretty outspoken on that front, and I guess I'm wondering if your interest parallels theirs.

Tom Meeker:	We don't make comments about our intent in terms of acquisitions. Back up, though, we are concerned about the long-term - the longevity of New York racing - and we are actively involved with Friends of New York, we're funding Friends of New York, and we will continue to do so with a view towards rationalizing all of the issues that I identified earlier and making sure that New York racing still is on the map.

It is a critical component for all of racing. It is a primary market for our simulcast products. It is a primary market for breeding. There are a number of things that make it an imperative for all of racing to be concerned about what's going on in the State of New York. Whether or not we would ultimately be prepared to take an equity position or some sort of ownership position in a prospective franchise, I can't state.

George Smith:	OK. Last thing - I guess strategically longer-term, do you see yourself as a - as a buyer of additional tracks or would you prefer to work with and build out your current asset base?
Tom Meeker:	Well, number one, we don't comment on what we're about to do in terms of acquisitions. We are a racing company, racino kind of company. We will continue to look at acquisitions with a view towards becoming more involved in racino operations and to fill out our portfolio of racing products for distribution into the simulcast market both domestically and internationally. Our acquisition strategy will continue to be to absorb assets as we acquire them, get them within the bounds of our cost structure, make sure that they operate efficiently and effectively. And that has been and will continue to be our focus in addition to targeting new assets.

George Smith:	Well, all right. Well, I guess - and this has nothing to do with your intentions but just a fact-based question - what historically in the industry has been sort of a normal multiple one pays for tracks? You know, if you guys look back...

Tom Meeker:	There is no such thing - there has been an element of irrationality over the last, let's say, five years in the market place as it relates to acquisitions of race tracks. We have typically been at a seven to eight-and-a-half multiple range. That's where we have purchased. But I would encourage you to go and look at some historical data, and you will see that there have been double-digit multiple acquisitions in the market.

George Smith:	Thanks a lot. Have a great day.
Tom Meeker:	Sure. Thank you.
Operator:	Up next we'll hear from Tim Rice with Rice Voelker.
Tim Rice:	Good morning.
Tom Meeker:	How are you, Tim?
Tim Rice:	First question relates to Hollywood. I know you don't want to comment on what your alternatives are, but just ...
Tom Meeker:	You're a smart guy.
Tim Rice:	...but just a technical or legal question, I guess. Are those dates your property to - should you elect to - could you use those dates at another location and/or could you actually sell those dates? Are they yours - are they your property -is my question.

Tom Meeker:	Dates in most jurisdictions are granted on a year-to-year basis.
Tim Rice:	OK. Second question relates to the international distribution. I know you struck an agreement to begin sending the Churchill signal some Western European locations. Can you talk at all about what the distribution level of that is right now? I mean whom you're reaching? Or ...

Tom Meeker:	No, we've entered into a joint venture agreement with Magna for distributions in the U.K. as well as on the continent, and we really haven't gotten much done as of yet. But the potential lies that we will get some fairly good distribution, hopefully in 2005. The joint venture with Magna is an important tactic that we have undertaken as well as Magna because we believe and we will continue to believe that scaling up of the portfolio is an imperative to get into the international marketplace. It is much more efficient. It provides a much more attractive product throughout the calendar year.

And the other critical component is that there is product not only throughout the year day-to-day, but just as important, within various time zones. As you well know, there are changes in legislation in the U.K., which will allow the bet shops to be open, I think, until 10:30 or 11:00 at night, which opens up an entirely new market in the U.K. And, it is imperative that U.S. racing access that market. It is a great opportunity for U.S. racing. And our arrangement with Magna, our joint venture, is aimed towards doing just that.

Tim Rice:	And one question - in your Fair Grounds acquisition, you also acquired an online betting and telephone betting service. Is it your intention to grow that, to close it down, to keep it the way it is? Can you - can you comment about your intentions there?

Tom Meeker:	We're going to leave that the way it is.
Tim Rice:	OK, thanks very much.
Operator:	And as a reminder to the audience, it is "star," "one" on your touch-tone telephone if you do have any questions. From CL King, we'll hear from Ryan Worst.
Ryan Worst:	Good morning.
Tom Meeker:	Good morning, Ryan.
Mike Miller:	Good morning, Ryan.
Ryan Worst:	Mike, could you talk about the spending that you guys did in '04 at both - for legislative purposes at both Hollywood and Calder, just so we know what that is?
Mike Miller:	Well, the total was $5.9 million. The breakdown, I believe, was about $2.4 million in California and the balance being in Florida.
Ryan Worst:	OK. And what about your CRM initiatives? Do you have a number for that, as well? I'm sorry if I missed that.
Mike Miller:	No, we didn't provide a number. We've spoken in the past that we expect the total capital spend for CRM to range between $6 and $8 million. And during the year of 2004, our operating expenses related to that - non-capital - were about $800,000.

Ryan Worst:	OK. And ...
Mike Miller:	That capital has been spent over the past, let's say, 24 months.
Ryan Worst:	OK. And then, also, in regards to your CRM initiatives, you spoke about new customer interface technology. Could you provide some more details on that as far as, you know, what that exactly is, the supplier of that technology, and what the rollout looks like?

Tom Meeker:	We've got Andy Skehan, our chief operating officer, who can address that generally.
Andy Skehan:	Sure, Ryan. We are calling it our IWP - Interactive Wagering Platform. And I don't know if you've been to any, I'll say, sport arenas recently. Opera Glass - that was the name of the system that had been used, I think, in Madison Square Garden and had been demonstrated at some Super Bowls. It's a touch-screen sort of platform where you'll be able to wager through, access the Internet through, order food and beverage from.

We'll have it tied into our real-time advisor analytics platform that will be able to do suggestive selling with respect to all sorts of products, everything from wagering to food and beverage to merchandise. It's just an all-in-one type platform that initially will be in the premium boxes here in some of the suites, and then we'll also have a wireless version of it, as well.

Ryan Worst:	OK, and is it going to be rolled out to other tracks as well as Churchill?
Andy Skehan:	That's our intent. Just like every new technology, we're going to go ahead and implement it on a limited basis, and then once we get the kinks worked out, we'll go ahead and expand it.
Ryan Worst:	And is that technology that you guys came up with yourselves or are you buying that from someone?
Andy Skehan:	It's actually technology we're developing in concert with a couple of partners, so we've initiated the effort. It's proprietary, and obviously our tote provider is involved in it because of the wagering interface.

Ryan Worst:	Right. Also, on a different topic, you talked about aggressively reshaping the tote. Is there any opportunity that you see as far as the account wagering segment of the industry?
Tom Meeker:	Yes, there are a couple of things. Number one, and I won't make a big long speech about this, but the tote is archaic. It's dinosauric. We have some 48 hubs operating within the United States. Visa, for instance, probably in one nanosecond processes as many track transactions as we do for the whole year. We have a system that has a dedicated customer interface.

That is to say if you have a United tote system, the customer interface, be it an attended machine, self-serve machine, or some other device, has to be a United tote or interface with the peculiarities of the United tote. Unlike a casino, you can't go on the floor and see multiple vendors producing customer interfaces. If you go on a casino floor, there may be 10 different vendors with machines there that are connected to the central processing unit. So that's number one.

Number two is the issue of security, which abounds in our business. The tote is a key component to our overall business, and we have to make sure, not only for our internal controls, but more important for the integrity of our product to make sure that we have a secure system.

The third thing is improving customer satisfaction and customer service. We need to get systems where we can retrieve customer information from our tote to develop products and services that are responsive to the customer needs. And additionally, we need a system that will allow the customer to maintain a single account - and this is direct to your specific question - a single account. While he or she may choose to wager over various platforms, there is no need for a customer to have to maintain three or four accounts because he or she is betting across YOUBET, TVG, New York Racing - you know, all of these accounts. And a new system has to be capable of doing that.

And among the group that we have formed with Magna, New Jersey, New York, and Woodbine, we have designed some general specifications and are prepared to go out into the industry and see if we can get a system that is much more efficient, much more responsive to our customers' needs, and finally, is secure. And with that in mind, hopefully, as I mentioned earlier, we will be able to get something done in 2005 which will be the platform for a major transformational change within the industry.

Ryan Worst:	OK, my other part of that question also had to do with account wagering. And, you know, do you see any opportunity to, you know, gain more control and possibly improve the profitability on that side of the business?

Tom Meeker:	Well, absolutely. For instance, if we can take on the output side of the tote -we can identify customers and then be able to communicate to those customers. Given the fact that some 85 percent of our total handle comes from a simulcast operation, be it account wagering or point-to-point simulcasting, 85 percent - let's assume that it's just a general number - 85 percent of your customers you don't see.

And so we have to develop systems and products that are responsive to a group of customers that ordinarily we don't see. And the tote system today doesn't allow us to do that. And in many respects, as it relates to both security and customer interface, we have trouble identifying who's on the system, and that is a very, very difficult, difficult proposition.

Ryan Worst:	OK. And then, Tom, just another question on the performance of Calder, revenues were up pretty strong in the fourth quarter. You know, what do you attribute that to? Was there any one-time issues there? And the same question concerning Hollywood Park and the margins at that property. Seems to - seemed to improve a lot in the fourth quarter. Were there any one-time issues?

Tom Meeker:	Well, again, I think there is nothing significant, but I think it manifests a couple of things. Again, as we have acquired these tracks, we've put a lot of effort into our cost structure and maintaining our cost structure - managing that properly.

Number two, we've executed on a number of initiatives at the operational unit level, including the marquis event days. And a good example of that is just recently down in Louisiana where we consolidate stakes races on a major day, which we've done out in California, we've done at Calder. Calder has actually taken the lead in that. But, you know, this weekend we had, I think, it was four stakes races down at Louisiana. We set every record there was to set down there. Terrific attendance, and both on-track and simulcast handles were up significantly.

And it reflects, I think, a conclusion that all of racing has to make - and that is if you develop a fun day at the track that showcases quality racing, the fans will respond. And so that strategy, which has been in place both at Calder and at Hollywood Park for the last two years, I think helped spur top-line growth.

Mike Miller:	Ryan, I would point out that at Hollywood, we had six more race days in '04 than we had in '03, and they all occurred in the fourth quarter, and that obviously has an impact on revenues as well as operating margins.

Ryan Worst:	OK, great. Thank you.
Operator:	As a final reminder to the audience, it is star, one on your touch-tone telephone if you do have any questions. And we'll pause for just a moment.
From Hilliard Lyons, we'll hear from Jeffrey Thomison.
Jeffrey Thomison:	Good morning.
Tom Meeker:	Hi, Jeff.
Mike Miller:	Hi, Jeff.
Jeffrey Thomison:	Mike, just a quick confirmation of a comment that you made earlier - I believe you made. Your company has a lot on its plate for '05. Was your basic comment was that you expected on an annual basis a pre-tax profit for the company?

Mike Miller:	No, I was talking about the Fair Grounds track.
Jeffrey Thomison:	OK.
Mike Miller:	That was what it had done historically and what we expected in '05.
Jeffrey Thomison:	OK. And you did not make a qualitative comment about the company's profitability in '05?
Mike Miller:	Did not.
Jeffrey Thomison:	OK. And then secondly, on your Churchill Downs facility, as you prepare for a very key race meet for your company, would you consider the track to be 100 percent done in terms of Master Plan or will there be something for the Spring '06 meet that will not be in the Spring '05 meet?

Tom Meeker:	No, we have some minor work to be done in renovating some of the existing box areas - not significant at all - that will be completed following the spring race meet.
Jeffrey Thomison:	OK, so you would ...
Tom Meeker:	But it will be substantially complete. The new areas, approximately 400,000 square feet of new facility, will be opened in all respects for this year's Derby, complemented by the Jockey Club suites over the grandstand, which we actually had in use one floor two years ago, the whole facility last year, and then it, together with the new facility, will be open this year.

Jeffrey Thomison:	And then, just lastly, with the, you know, Wednesday, Thursday, and Friday before Derby seemingly getting bigger each year, are you allocating more resources in terms of, you know, marketing and advertising or is it just happening by itself with local interest?

Tom Meeker:	No, it hasn't happened by itself, and this has been a long-term strategy and you can see it in the way we have developed our racing program, first, by aggregating stakes - and this goes back maybe 15 years - by aggregating stakes on Derby Day. And then subsequently about 10 years ago, we started with the Oaks - started to develop that day to a point where now there's a 105,000 people that come out for the Oaks.

We're now concentrating on Thursday - bolstering that stakes schedule, booking more events on that day, opening the infield and all of those things that provide us growth opportunities. And our focus will continue with the ultimate objective of having a racing week - Derby Week - which is second to none. Right now we have the two top days in racing with the Derby and the Oaks. Thursday is going very well. We're growing that. And hopefully over time - maybe beyond the time I'm here - but over time, we'll grow into Wednesday.

Jeffrey Thomison:	And what type of televised coverage would you expect for any of those days in terms of your race product?
Tom Meeker:	hat's to be determined. I mean Oaks Day, we've got a full television schedule on Oaks Day. Thursday, I would hope in the next couple years, we'll pick up -more likely than not - it'll be ESPN coverage cable coverage.

T
Jeffrey Thomison:	OK. Well, let's hope for good weather this year.
Tom Meeker:	Please.
Mike Miller:	Jeff, I want to just add something to what Tom said about the Master Plan. In terms of the facilities and the capital spend, I mean everything will be done. But given the fact that we're about to occupy 400,000 feet of new space, I have to believe we won't be as efficient this year as we will in 2006 and subsequently.

Jeffrey Thomison:	Right. Good point. Thanks.
Operator:	And at this time, gentlemen, there appear to be no further questions. I'll turn the conference back over to you, Mr. Meeker, for any closing remarks.
Tom Meeker:	Well, again, thank you very much for joining us this morning. We appreciate your attention, and more important, I can assure you we're looking forward to a terrific year in 2005 with the events that are occurring here at Churchill Downs, as well as at our other facilities, and look forward to chatting with you in about three months. Thank you.

Operator:	That does conclude our teleconference for today. We'd like to thank you all for your participation. You may now all disconnect.

END